Exhibit 99.1

The Nature and Prevalence of Middle-of-the-Night Hypnotic Use

Thomas Roth, Ph.D.1; Patricia Berglund, M.B.A. 2; Victoria Shahly, Ph.D.3; Alicia C. Shillington, Ph.D.4; Judith J. Stephenson, S.M.5; Denise Cooke6; Nikhilesh N. Singh, Ph.D.6; Ronald C. Kessler, Ph.D.8

1. Sleep Disorders and Research Center, Henry Ford Health System, Detroit, Michigan; 2. Institute for Social Research, University of Michigan, Ann Arbor, MI; 3. Department of Health Care Policy, Harvard Medical School, Boston, MA; 4. Epi-Q, Inc., Oak Brook, IL; 5. HealthCore, Inc., Wilmington, Delaware; 6. Transcept Pharmaceuticals, Inc., Pt. Richmond, CA; 7. Department of Health Care Policy, Harvard Medical School, Boston, MA

Abstract

Background: Middle-of-the-night (MOTN) awakening with difficulty returning to sleep is common and associated with significant adverse consequences.1-3 Therefore, a study was undertaken to assess the prevalence and nature of off-label MOTN hypnotic use.

Methodology: 1,927 subjects, ages 18-64yrs, who received a hypnotic prescription in the past year, were sampled from 120,000 eligible members of a large commercial health plan (>34 million lives). Respondents with a history of MOTN hypnotic use who reported never using a hypnotic twice in the same night (n=209) plus a weighted sample of at-bedtime only users (n=303) were studied further.

Results: 20.1% reported using bedtime hypnotics MOTN at least some of the time – 11.5% never used hypnotics twice in the same night and 9.0% did – and 79.5% used them at bedtime only. Of those studied further, 43.0% of MOTN and 28.0% of bedtime users reported MOTN insomnia as their biggest sleep problem. Of those reporting MOTN insomnia as their biggest sleep problem, 51.5% reported MOTN use. 81.7% used hypnotics MOTN on their own initiative, 12.1% under doctors’ direction, and 5.2% were not sure. 69.5% of MOTN users had a MOTN dosing rule involving when to take it: average MOTN use time was 6 hours before having to arise. Hypnotics taken MOTN and at-bedtime were essentially the same.

Conclusion: Despite there being no hypnotic approved for MOTN use, a number of patients with a prescription hypnotic use it off label in the middle of the night.

Introduction

•	Epidemiology studies indicate that middle-of-the-night (MOTN) awakening with difficulty resuming sleep affects 15% of the general U.S. adult population.1-3

•	Patients with MOTN awakening have significantly less total sleep time and suffer greater daytime impairment relative to patients with other insomnia symptoms.[2]

•	Risk factors for MOTN insomnia include increasing age, psychiatric disorders and pain conditions.[2] In addition, MOTN insomnia is more frequent in women than men.[2]

•	All currently approved hypnotics are for bedtime use.

•	14% of MOTN insomnia patients have been instructed by their physicians to dose at the time of MOTN awakening.[4]

•	Therefore, a study was undertaken to assess the prevalence and nature of off-label MOTN hypnotic use.

Objectives

The objectives of this survey were to measure:

1.	The prevalence of people taking a prescription hypnotic in the middle of the night (MOTN), and

2.	The prevalence of people taking prescription hypnotics in the middle of the night who have MOTN awakenings and trouble resuming sleep.

Methodology

From 120,000 eligible members of a large commercial health benefit organization, 23,616 were screened to yield 1,927 subjects, ages 18-64, who received a hypnotic prescription in the past year and completed the survey. Respondents with a history of MOTN hypnotic use who reported never using a hypnotic twice in the same night (n=209) plus a statistically weighted sample of at-bedtime only users (n=303) were studied further.

Study population

From the HealthCore Integrated Research Database (HIRDTM) of claims covering 34 million lives, approximately 120,000 Americans were sampled based upon the use of prescription hypnotic medication, inclusion and exclusion criteria.

•	> 18 years of age at the time of sampling*

•	Current health plan member

•	At least 1 fill of an FDA approved sleep medication within the last year

*	Subjects 65+ years were not called because the sampling was too small and therefore not representative.

Results

11.1% of patients with hypnotic Rx have used the hypnotic once after MOTN awakening at least once in the past year

MOTN awakening frequently reported as the most bothersome symptom by patients who use hypnotics.

Zolpidem is the most frequently used hypnotic after MOTN awakening.

Occasional once-nightly MOTN use frequent among those reporting MOTN awakening as the most bothersome symptom (n=178)

Most MOTN hypnotic users use next-day demands on time as a factor for MOTN dosing (n=213)

Majority of patients who took hypnotic only after MOTN awakening did so on own volition (n=213)

Most patients who took hypnotic after MOTN awakening on own had a rule about hypnotic dosing after MOTN awakening (n=214)

Average time between hypnotic use after MOTN awakening and time to get up the next morning (n=213)

Conclusion

Although hypnotics are not approved for MOTN use, a number of patients use prescription hypnotics off label to treat middle of the night insomnia.

References: 1. Ohayon MM. Difficulty in resuming or inability to resume sleep and the links to daytime impairment: definition, prevalence and comorbidity. J Psychiatr Res. 2009;43(10):934-940. 2. Ohayon MM. Nocturnal awakenings and comorbid disorders in the American general population. J Psychiatric Res. 2009;43:48-54. 3. Ohayon MM, Krystal A, Roehrs TA, Roth T, Vitiello MV. Using difficulty resuming sleep to define nocturnal awakenings. Sleep Med. 2010;11(3):236-241. 4. Roth T, Singh NN, Cooke D. Treatment of Middle of the Night Insomnia: Current Therapeutic Approaches. Poster presented at: 10th International Forum on Mood and Anxiety Disorders; November 2010; Vienna, Austria. 5. Kessler RC, Shillington A, Stephenson JJ, Weindorf M, Roth T. Middle of the night (MOTN) hypnotic use among insured Americans with hypnotic prescriptions. Study Report 70-1029-001, 30 November 2010.

Acknowledgement: Funded by Transcept Pharmaceuticals, Inc., Pt. Richmond, CA, USA